Exhibit 10.15

CHANGE IN CONTROL SEVERANCE AGREEMENT

        THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is made and entered into as of August 10, 2009 by and between Semitool, Inc., a Montana corporation (the “Company”), and Timothy C. Dodkin, Executive Vice President (“Executive”).

RECITALS

        A.        The Company has determined that it is in its best interests, and the best interests of its shareholders, to retain the continued dedication of Executive to the Company so that the Executive is encouraged not to base decisions related to his/her continued employment on the effect, if any, of any possible Change in Control (as defined herein).

        B.        To reduce any personal uncertainties to Executive associated with continued employment in the event of a Change in Control, and to encourage Executive’s dedication to the Company currently, the Company wishes to provide Executive with compensation and benefits upon a Change in Control in amounts that are competitive with those of similarly situated executives at comparable businesses, subject to the terms of this Agreement.

AGREEMENT

    1.        Definitions. Capitalized terms used herein have the meanings ascribed to them in Appendix A hereto.

    2.        Change in Control Severance Benefits; Retention Benefits.

2.1 Severance Benefits upon Change in Control Termination. Upon a Change in Control Termination the Company shall provide Executive the following benefits:

    (a)         The Company shall pay to Executive a cash lump sum, within 30 days after the Termination Date, an amount equal to two (2) multiplied by the Executive’s highest annual base salary received over the preceding 3-year period;

    (b)        For a period of eighteen (18) months following the Termination Date, the Company shall continue all health insurance, disability and life insurance benefits to Executive and his/her family, in amounts at least equal to those which would have been provided in accordance with plans and programs that continue in place at the Company for employees of Executive’s level (or if no employee continues with the Company at Executive’s level, then at the level of coverage provided comparable employees at a parent or affiliate entity of the Company), provided that, if Executive becomes reemployed with another employer and is actually covered (and not merely eligible for coverage) by that employer’s comparable programs, then the benefits described herein shall be secondary to those provided under such other coverage; and

    (c)        All outstanding unvested equity rights Executive holds as of the Termination Date will accelerate and be fully vested as of the Termination Date, all blackout periods, conditions or restrictions for the exercise of any options or disposition of any restricted stock granted to Executive shall terminate, all options shall remain exercisable until the expiration of ten (10) years from the Grant Date (but not longer than the original Expiration Date (as such terms are defined in the applicable option agreements)), and the restricted stock shall be transferred to Executive as soon as reasonably practicable thereafter.

    2.2       Termination for Cause or Other than Good Reason. If the Company terminates Executive’s employment for Cause or Executive voluntarily terminates employment under circumstances that do not constitute a Good Reason Termination, then this Agreement shall terminate without further obligations to the Executive.

    3.        Compensation Limitation. The parties agree and acknowledge that their intent is that benefits under this Agreement shall not constitute an “excess parachute payment” under § 280G of the Internal Revenue Code of 1986, as amended (the “Code”), which would trigger an excise tax under Code § 4999. To give effect to that intent, and notwithstanding any other provision of this Agreement to the contrary, the parties specifically agree that the maximum benefits payable under this Agreement shall not exceed 2.99 multiplied by Executive’s “base amount,” as defined in Code § 280G.

    4.        Withholding Taxes. In connection with payments under this Agreement, the Company shall withhold any income and employment taxes required under applicable law.

    5.        Governing Law and Jurisdiction. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Montana. The parties agree that the state courts of Montana shall have exclusive jurisdiction over any dispute between the parties not otherwise amicably resolved.

    6.        No Set-off; No Duty of Mitigation. There shall be no right of setoff or counterclaim with in respect to any actual or alleged claim, debt or obligation, against any payments or benefits required to be made or provided to Executive under this Agreement. Except as herein otherwise expressly provided, in the event of any termination of Executive’s employment, Executive shall be under no obligation to seek other employment and shall be entitled to all payments or benefits required to be made or provided to Executive hereunder, without any duty of mitigation of damages and regardless of any other employment obtained by Executive.

    7.        Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, both oral and written, between the parties hereto with respect to such subject matter. This Agreement my not be modified in any way, unless by a written instrument signed by both the Company and the Executive.

    8.        Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns.

    9.        Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    10.       Amendment; Modification; Waiver. No amendment, modification or waiver of the terms of this Agreement shall be valid unless made in writing and duly executed by the Company and Executive.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SEMITOOL, INC. By: /s/Raymon Thompson —————————————————————— Name: Raymon Thompson Title: Chairman and Chief Executive Officer

EXECUTIVE By: /s/Timothy C. Dodkin —————————————————————— Name: Timothy C. Dodkin Title: Executive Vice President

APPENDIX A

        “Cause” shall mean that the Company’s termination of Executive’s employment is for any of the following reasons:

    (a)        Executive’s willful misconduct or gross negligence in performance of his duties, including Executive’s refusal to comply in any material respect with the reasonable and legal directives of the Company’s Board of Directors, so long as such directives are not inconsistent with the Executive’s position and duties, and such refusal to comply is not remedied within 20 working days after written notice from the Board of Directors, which written notice states that failure to remedy his conduct shall result in termination for Cause; provided that any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board of Directors or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interest of the Company and shall not be deemed to constitute “Cause”; or

    (b)        Executive’s conviction of a felony or a crime involving moral turpitude, or, if based upon substantial evidence in the reasonable good faith business judgment of the Company’s Board of Directors, Executive’s commission of fraud, theft, or embezzlement against the Company.

        “Change in Control” shall mean the occurrence of any of the following events:

    (a)        The Company is merged, consolidated or reorganized into or with another entity, after which the holders of voting securities of the Company immediately prior to such transaction, including voting securities issuable upon exercise or conversion of options, warrants or other securities or rights, hold (directly or indirectly) less than a majority of the combined voting power of the then-outstanding securities of the surviving entity;

    (b)        A sale of the stock of the Company, after which the holders of voting securities of the Company immediately prior to such sale, including voting securities issuable upon exercise or conversion of options, warrants or other securities or rights, hold (directly or indirectly) less than a majority of the combined voting power of the Company; or

    (c)        The Company sells or otherwise transfers all or substantially all of its assets to any other entity, after which the holders of voting securities of the Company immediately prior to such sale, including voting securities issuable upon exercise or conversion of options, warrants or other securities or rights, hold (directly or indirectly) less than a majority of the combined voting power of the then-outstanding securities of the purchasing entity.

        “Change in Control Period” shall mean the period commencing on the Effective Date and ending upon the completion of 24 consecutive months following the Effective Date.

        “Change in Control Termination” shall mean (i) a Good Reason Termination (as defined below) or (ii) the Company terminates Executive’s employment, within the Change of Control Period, other than for Cause (as defined below), death or permanent and total disability.

        “Effective Date” shall mean the first date on which a Change in Control (as defined above) occurs. If Executive’s Termination Date (as defined below) is prior to the date on which the Change in Control occurs, and if Executive reasonably demonstrates that his termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control, or (ii) otherwise arose in connection with or in anticipation of the Change in Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to Executive’s Termination Date.

        “Good Reason Termination” shall mean Executive’s voluntary termination of his employment with the Company after a Change in Control in one or more of the following circumstances:

    (a)        After an assignment to Executive of any duties inconsistent in any respect with his position (including status, offices, titles and reporting requirement), authority, duties or responsibilities or any other action by the Company which results in a diminution in Executive’s position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by Executive;

    (b)        After decrease in Executive’s salary or benefits, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive, or a decrease in qualified retirement plan or health insurance benefits in conjunction with a plan change needed to enable the plans to satisfy IRS requirements or bring the benefits in line with benefits available to executives of an acquiring entity; or

    (c)        After Company requires Executive to be based at any office or location which is outside of a 50-mile radius of his current job location or residence, other than for reasonable travel required by the Company.

        “Termination Date” shall mean the date on which Executive’s employment with the Company terminates.